EXHIBIT 21
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                         SUBSIDIARIES OF THE REGISTRANT



           1. CDKnet, LLC, a limited liability company organized under the laws of the State of New York.

           2. Creative Technology, LLC, a limited liability company organized under the laws of the State of New York.

           3. CDK Financial Corp. (F/K/A ValueFlash.com, Inc.), a Delaware corporation.

           4. Diversified Capital Holdings, LLC, a limited liability company organized under the laws of the State of Delaware.